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                                                                   EXHIBIT 10.15

                       RESOLUTION OF MEMBERS ESTABLISHING

                                      THE

                  PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS

                                       OF

                          SERIES "A" PREFERRED SHARES

                                       OF

                               HUFFCO CHINA, LDC



              Consented to by the members of Huffco China, LDC, a Bahamian limited duration company (the "Company"), in accordance with the provisions of
Article 60 of the Company's Articles of Association this 14th day of May, 1997.

              RESOLVED, that pursuant to the authority vested in the members of the Company in accordance with the provisions of the Memorandum and Articles of Association, a series of Preferred Stock, no par value, of the Company be and hereby is created, effective May 1, 1997 (the "Effective Date"), and that the designation and number of shares thereof and the preferences, limitations and relative rights, including voting rights, of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                          SERIES "A" PREFERRED SHARES

                                   ARTICLE I

              1.1 Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series 'A' Preferred Shares" (the "Preferred Shares"), and the number of shares constituting such series shall be 1,125,000. Such number of shares may be increased or decreased by unanimous resolution of the Company's members and an appropriate amendment to the Memorandum and Articles of Association; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to less than the number of Preferred Shares then issued and outstanding plus the number of Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

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              1.2    Certain Defined Terms.

              "Affiliate" means, as to any Person, another Person which controls, is controlled by, or is under common control with such Person, with "control" meaning the ownership of more than fifty percent (50%) of the voting rights in a corporation, partnership or other Person.

              "arm's length" means, with respect to any contract, that the contract was freely negotiated by two willing independent parties, neither under any compulsion to contract with the other, and, as used in this Agreement, specifically excludes all contracts between a contracting party and any of its Affiliates, contracts with the Government or any government authority or agency having regulatory authority over the other contracting party, barter contracts, and contracts whose consideration in whole or in part consists of a separate agreement for a different transaction between the same parties.

              "Business Day" means any day on which banks in Houston, Texas are not authorized or permitted to be closed.

              "Contract Area" shall have the meaning ascribed to such term as set forth in the Petroleum Contract.

              "Costs" means, for each month, beginning with the Effective Date,
(i) Excess Costs as of the end of the preceding month, plus (ii) the following costs actually paid during that month (regardless of whether the costs were incurred in that month or in another month):

                     (a) All costs (without duplication) actually paid by the Company under the Participation Agreement, the Operating Agreement or the Petroleum Contract or otherwise actually paid by the Company with respect to Petroleum Operations, including without limitation costs of bonuses and royalties paid by the Company, but specifically excluding amounts paid for Taxes, amounts paid for costs attributable to the U.S. home office of the Company and amounts paid by Affiliates of the Company (except as described in clauses (b), (c), and (d) below);

                     (b) All costs actually paid by the Company to purchase Hydrocarbons produced from the Contract Area or any area unitized with all or a part of the Contract Area from other Persons, to the extent the revenues from the sale of such purchased Hydrocarbons are included in Gross Proceeds;

                     (c) All Taxes actually paid by the Company to the Government with respect to Petroleum Operations; and

                     (d) Actual general and administrative costs incurred by the Company and/or Affiliates of the Company in connection with Petroleum Operations and not



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              otherwise included in clause (a) above, not to exceed (i) while the Company is a nonoperator under the Operating Agreement, 25% of the indirect charge paid by the Company to the operator under the Operating Agreement for that month or (ii) if the Company becomes the operator under the Operating Agreement, the percentage of the indirect charge provided to the operator under the Operating Agreement for that month which is borne by the Company;

provided, however, that "Costs" shall not include (x) any costs deducted in the calculation of Gross Proceeds or (y) any costs paid with insurance proceeds or otherwise paid or reimbursed by a third Party, including without limitation, a farmee under a farmout agreement, where the payment or reimbursement has not been included in Gross Proceeds; and provided further that for the month of May, 1997, Costs shall be determined using only amounts paid from the Effective Date through the end of the month and using Excess Costs as of the Effective Date. Any expenditures made in currencies other than U.S. dollars shall be converted to U.S. dollars at the exchange rate established by the Accounting Procedure attached to the Operating Agreement as Exhibit "A".

              "Excess Costs" means (i) as of the Effective Date, U.S. $5,000,000 and (ii) as of the end of each subsequent month, an amount equal to the excess, if any, of Costs for such month over Gross Proceeds for such month.

              "Government" means the government of the People's Republic of China and any political subdivision thereof, and any agency or instrumentality of any of them.

              "Gross Proceeds" means, for each month, beginning at the Effective Date, (i) the amounts actually received by the Company in such month from the sale or other disposition of Subject Hydrocarbons (other than by mortgage, pledge, charge or other encumbrance for the purpose of security for finance), regardless of whether such Subject Hydrocarbons were sold in that month or another month plus (ii) any consideration actually received by the Company in such month from the sale, farmout or other disposition of its interest in the Petroleum Contract to a non-Affiliate, as further described in
Article IV plus (iii) any other amounts actually received by the Company in such month with respect to Petroleum Operations, provided that:

                     (a) Where Subject Hydrocarbons are sold in an arm's length transaction to a non-Affiliate, the Gross Proceeds shall be the amounts realized by the Company, less the deductions described in clause (d) below. Where Subject Hydrocarbons are exchanged or sold for non-cash consideration, the amount realized shall be the cash value of the consideration received.

                     (b) Where Subject Hydrocarbons are sold to an Affiliate of the Company or otherwise disposed of in a non-arm's length transaction, the Gross Proceeds shall be the Market Value of such Subject Hydrocarbons.



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                     (c)    Where Subject Hydrocarbons are blended prior to
              sale with other oil or gas which is also owned by the Company or its Affiliates and which is produced from areas other than the Contract Area or any area unitized with the Contract Area, the Gross Proceeds shall be the Market Value of the Subject Hydrocarbons prior to blending.

                     (d) All costs of gathering, treating, compressing, processing, storing, transporting and marketing Subject Hydrocarbons (other than income or profits Taxes) incurred by the Company prior to the point of sale which are not included as Costs shall be deducted from amounts received for such Subject Hydrocarbons by the Company for purposes of determining Gross Proceeds. Deductions for costs paid to Affiliates shall not exceed those prevailing in arm's length transactions for comparable services.

                     (e) Gross Proceeds shall include any demand charge or similar charge paid by a purchaser to secure a right of deliveries of Subject Hydrocarbons and any settlement payments or other payments made by a purchaser to amend or terminate a sales contract.

                     (f) Gross Proceeds shall include, at the time the payments are received, any take-or-pay or other advance payments for future deliveries of Subject Hydrocarbons.

                     (g) If the Company sells for its own account more or less than its percentage of ownership share of Subject Hydrocarbons, Gross Proceeds shall be based on the Hydrocarbons that the Company actually sells, not its entitlement.

                     (h) Gross Proceeds shall not include any amount for Subject Hydrocarbons used in Petroleum Operations or unavoidably lost in production, gathering, treatment, compression, processing, storage or transportation.

For the month of May, 1997, Gross Proceeds shall be determined using only amounts received from the Effective Date through the end of the month. Any proceeds received in currencies other than U.S. dollars shall be converted to U.S. dollars at the rate of exchange actually received by the Company.

               "Hydrocarbons" means oil, gas and other minerals.

              "Market Value" means (i) the weighted average FOB price of Hydrocarbons of the same or similar type and quality sold by the Company to non-Affiliates in arm's length transactions during the month in question or
(ii) if there were no such sales, the weighted average FOB price of Hydrocarbons of the same or similar quality sold by all parties comprising the Contractor under the Petroleum Contract to non-Affiliates in arm's length transactions during the month in question, in





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each case adjusted as necessary to account for differences in quality between the Subject Hydrocarbons and the Hydrocarbons sold and to deduct costs of gathering, treating, compressing, processing, storing, transporting and marketing (other than income or profits Taxes) borne by the seller after the point of export. In the event that neither of such prices can be calculated, the Parties shall agree upon an index price for a Chinese crude oil listed in Platt's Oilgram Price Report which best approximates the market value of the Subject Hydrocarbons and shall agree upon suitable adjustments to that index price for differences in quality between the Subject Hydrocarbons and the index Hydrocarbons and for transportation costs between the point of delivery for the index Hydrocarbons and the point of export for the Subject Hydrocarbons.

              "Net Profits" means, for any month, the excess, if any, of Gross Proceeds for such month over Costs for such month.

              "Operating Agreement" means the operating agreement with respect to the Contract Area among the parties comprising the Contractor under the Petroleum Contract, as in effect from time to time, and any amendments, modifications or replacements thereof.

              "Participation Agreement" means that certain Participation Agreement among Huffco China, LDC and Kerr-McGee China Petroleum Ltd. dated December 1, 1995, as in effect from time to time, and any amendments, modifications or replacements thereof.

              "Parties" means the Preferred Shareholders and the Company. "Party" means either a Preferred Shareholder or the Company.

              "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, governmental body or any other entity.

              "Petroleum Contract" means that certain Petroleum Contract among the China National Offshore Oil Corporation, Kerr-McGee China Petroleum Ltd. and the Company, dated January 23, 1996, and any amendments, modifications or replacements thereof.

              "Petroleum Operations" means all operations conducted with respect to the Contract Area or any area unitized with all or a part of the Contract Area pursuant to the Petroleum Contract or under the Operating Agreement or (if applicable) any unit agreement, and the gathering, treating, compressing, processing, storing, transporting and marketing of oil and gas from the Contract Area.

              "Preferred Dividend"  means the cash dividend provided for in
Section 2.1.

              "Preferred Shareholder"  means each holder of Preferred Shares.

              "Record Date" means the date established in Section 2.4.





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              "Subject Hydrocarbons" means all Hydrocarbons from the Contract
Area or areas unitized with all or a portion of the Contract Area which are sold or otherwise disposed of by or on behalf of the Company for the Company's account under the terms of the Petroleum Contract and the Operating Agreement or (if applicable) any unit agreement.

              "Taxes" means all taxes, duties, levies, charges and other assessments by any government or political subdivision, or any agency or instrumentality of any of them.

                                   ARTICLE II

              2.1 Dividends and Distributions. If there are Net Profits in any month, the Company shall declare, and each Preferred Shareholder shall be entitled to receive, on or before the twentieth (20th) day of the following month, in preference to the holders of any other class or series of shares of the Company, a dividend (the "Preferred Dividend") equal to ten percent (10%) of the Net Profits for the month multiplied by a fraction, the numerator of which is the number of Preferred Shares held by such Preferred Shareholder on the Record Date and the denominator of which is the total number of Preferred Shares issued and outstanding on the Record Date.

              2.2 Duration. The Preferred Dividend shall, subject to Sections 3.2, 6.5 and 6.6, be payable with respect to the Net Profits for each month through and including the month of termination of the Petroleum Contract, provided that the termination of such Preferred Dividend shall not limit a Preferred Shareholder's entitlement to payment of any amounts accrued but unpaid prior to that date.

              2.3 Payment. Payments under Section 2.1 shall be made in immediately available funds in U.S. dollars. Dividends on the Preferred Shares in an amount less than the total amount then accrued and payable on such Preferred Shares shall be allocated pro rata, on a share-by-share basis, among all Preferred Shares at the time outstanding. Any Preferred Dividend not paid when due shall bear interest at the "Agreed Rate", as such term is defined under the Operating Agreement, from the due date until paid in full.

              2.4 Record Date. The Record Date for payment of dividends with respect to the Net Profits for any month shall be the last day of the month.

              2.5 Limitation. No dividend shall be declared and paid unless immediately after the payment of such dividend, the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its issued and outstanding share capital, nor shall a dividend be declared and paid which is otherwise prohibited by the laws of the Bahamas.





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                                  ARTICLE III

              3.1 Conduct of Petroleum Operations. The conduct of, or decision not to conduct, any Petroleum Operations, and the extent and duration thereof, shall be solely at the discretion of the Company and the other parties to the Petroleum Contract. The Company shall have no obligation as a result of the issuance of the Preferred Shares to participate in any Petroleum Operations conducted by the other parties to the Petroleum Contract or the Operating Agreement.

              3.2 Rights of Withdrawal and Relinquishment. The Company reserves the right, at any time, to withdraw from all or part of the Contract Area under the terms of the Operating Agreement, without the necessity of the consent of or notice to the Preferred Shareholders, and upon any such withdrawal, Costs and Gross Proceeds shall be computed only with respect to the portions of the Contract Area from which the Company has not withdrawn. Likewise, the Company and the other parties comprising the Contractor under the Petroleum Contract reserve the right, at any time, to relinquish any portion of the Contract Area or the entire Petroleum Contract, without the necessity of the consent of or notice to the Preferred Shareholders, and any such relinquishment shall be fully effective to terminate the Preferred Dividend with respect to the area relinquished or with respect to the entire Petroleum Contract, as applicable. Notwithstanding the other terms of this Resolution, the Preferred Dividend shall continue to apply to Net Profits from any interest in any portion of the Contract Area that is acquired by the Company or any of its Affiliates within one year after the Company's withdrawal or the relinquishment of the Petroleum Contract.

              3.3 Rights of Unitization. The Company shall have the right and power, without the necessity of consent of or notice to the Preferred Shareholders, to unitize all or any portion of the Contract Area with other areas and to amend or terminate any unitization agreements, on such terms as the Company in its sole discretion shall determine. If and whenever, through the exercise of this power or pursuant to any law or regulation, or any order of any Government official, any portion of the Contract Area is unitized, the Preferred Dividend, insofar as it relates to such unitized area, shall be calculated with respect to the Hydrocarbons that accrue to the Company under and by virtue of the unitization.

                                   ARTICLE IV

              4.1 Restrictions on Transfer by Preferred Shareholders. Until the eighth anniversary of the Effective Date, the Preferred Shareholders shall have no right to transfer any of the Preferred Shares. On and after the eighth anniversary of the Effective Date, the Preferred Shareholders shall have the right to transfer all or any part of the Preferred Shares, but only after complying with the following terms and provisions:

              i. The selling Preferred Shareholder shall provide the Company with written notice of the proposed terms of sale.





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              ii.    The Company shall thereafter have an option to purchase
the offered shares upon the same terms set forth in said notice, which option may be exercised by written notice thereof given to the selling Preferred Shareholder within 30 days after the original date of notice.

              iii. If the offered shares are not purchased by the Company pursuant to Section 4.1(ii), then the selling Preferred Shareholder shall have the right to sell the offered shares within 180 days from the expiration date of the option of the Company created by Section 4.1(ii) on terms no less favorable to the selling Preferred Shareholder than those contained in the notice. If no sale is consummated within such 180-day period, the selling Preferred Shareholder shall again be subject to the notice requirements and option provided for in this Section.

              iv. The Company's failure to exercise the above-stated option on any occasion shall not be a waiver of its right to exercise such option on any future occasion when such option again becomes applicable.

              v. The Company's option shall not apply to any mortgaging of all or part of the Preferred Shares, to transfers by Preferred Shareholders which are limited liability companies, corporations or other non-individuals to their Affiliates or to transfers by Preferred Shareholders to their members or subsequent transfers by such members to trusts for family members, by inheritance or by devise.

              4.2 Change in Ownership. No change of ownership of any Preferred Shares shall be binding upon the Company until the Company has been furnished with an original or certified copy of the instrument of transfer and the transferee's name has been entered in the Share Register of the Company.

              4.3 Limitation on Transfers. No Preferred Shares may be sold, transferred or otherwise disposed of except as may be permitted under applicable securities laws, whether pursuant to registration under such laws or an exemption from such laws. Substantially the following legend shall be placed on the Preferred Share certificates:

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER ANY APPLICABLE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL, AND CERTAIN OTHER RESTRICTIONS ON TRANSFER, ALL OF WHICH RIGHTS AND RESTRICTIONS ARE BINDING ON TRANSFEREES. COPIES OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND RESOLUTION OF MEMBERS COVERING





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              THE FOREGOING MATTERS AND RESTRICTING THE TRANSFER OF SUCH SHARES
              MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                   ARTICLE V

              5.1 Books and Records. The Company shall at all times maintain true and correct books and records sufficient to determine the amounts payable to the Preferred Shareholders hereunder.

              5.2 Inspections. The books and records referred to in Section 5.1, joint interest billings and other evidence of Costs, and, subject to limitations of confidentiality undertakings with co-owners or other third parties, copies of the contracts pursuant to which Subject Hydrocarbons have been gathered, compressed, processed, treated, transported and sold and other evidence of Gross Proceeds (collectively, the "Company Materials"), shall be open for inspection by the Preferred Shareholders and their representatives at the office of the Company during normal business hours (i) for purposes of audit, as described in Section 5.3, (ii) in connection with any bona fide proposed exercise of options or other rights to acquire shares or other equity interests in a Preferred Shareholder, by the Person proposing to exercise such rights or options and such Person's representatives, (iii) in connection with a bona fide proposed transfer of some or all of the Preferred Shares, by the transferring Preferred Shareholder and the bona fide potential transferee and such transferee's representatives, who in each case agree in writing to keep such information confidential, and (iv) as required by any applicable laws, rules or regulations of any government, in any legal proceedings, or by any stock exchange having jurisdiction over a Preferred Shareholder or its Affiliates. Persons to whom Company Materials are disclosed under this Section
5.2 may make photocopies of the Company Materials at their own expense, subject to the terms of Section 5.6.

              5.3 Audit Rights and Adjustments. Once each calendar year, the Preferred Shareholders, acting as a class, shall have the right to audit, at their own expense and during normal business hours, and subject to the limitations of confidentiality undertakings with co-owners or other third parties all Company Materials pertaining to the calculation of the monthly Net Profits. Each Preferred Shareholder, its representatives and independent certified public accountants may conduct or participate in the performance of each audit; provided that the cost and expense of such certified public accountants and other representatives shall be borne by such Preferred Shareholder. The Company shall not be required to adjust any item included in the calculation of the monthly Net Profits unless a claim therefor is presented within 24 months after the close of the calendar year in which the monthly Net Profits at issue was calculated, and in the absence of such timely claims, the bills and statements rendered shall be conclusively established as correct, except to the extent adjustments are made under the terms of the Petroleum Contract or Operating Agreement, in which





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event the 24 month period for the adjusted items shall run from the close of the calendar year in which the adjustment was made.

              5.4 Monthly Statements. Within 30 days next following the close of each month, the Company shall deliver to the Preferred Shareholders a statement showing, in reasonable detail, the computation of Net Profits attributable to such month.

              5.5 Geological Data. Upon request, the Company shall, subject to the limitations of confidentiality undertakings with co-owners or other third parties, make available all electric and other logs of all wells hereafter drilled on the Contract Area, and all cores, cuttings and other geological, well and production data secured from Petroleum Operations (collectively, the "Geological Data") (i) in connection with any bona fide proposed exercise of options or other rights to acquire shares or other equity interests in a Preferred Shareholder, to the Person proposing to exercise such rights or options and such Person's representatives, (ii) in connection with a bona fide proposed transfer of some or all of the Preferred Shares, to the transferring Preferred Shareholder and the bona fide potential transferee and such transferee's representatives, who in each case agree in writing to keep such information confidential, or (iii) as required by applicable laws, rules or regulations of any government, in any legal proceedings or by any stock exchange having jurisdiction over a Preferred Shareholder or its Affiliates. Persons to whom Geological Data is disclosed under this Section 5.5 may make photocopies of the Geological Data at their own expense, subject to the terms of Section 5.6.

              5.6 Confidentiality. All information furnished pursuant to this Article V is confidential and shall not be disclosed by any Person authorized to received such information in accordance with this Article V except to such Person's representatives, as necessary or appropriate for purposes of tax returns and other governmental filings, as necessary or appropriate to defend itself against claims, or as required by applicable laws, rules or regulations of any government, in any legal proceedings or by any stock exchange having jurisdiction over such Person or its Affiliates. The obligations under this Section 5.6 shall terminate at the earlier of three years after disclosure or the time at which disclosed information is otherwise publicly available.

                                   ARTICLE VI

              6.1 Tax Returns. No tax return shall be filed for the Company with the United States federal government or the government of any political subdivision within the United States without the prior written approval of the holder of the Preferred Shares (if there is only one) or the designee of the holders of the Preferred Shares (if there is more than one), such approval not to be unreasonably withheld. The Company shall supply the draft return for the Preferred Shareholder's or designee's review at least thirty (30) days prior to filing. If the Preferred Shareholder or designee does not give written notice of its objection within fifteen (15) days of receipt of the draft, it shall be deemed to have approved the draft. The Company shall provide a copy of each return to each Preferred Shareholder as soon as practicable after it is filed. The designee, if any, shall be chosen by the holders of a majority of the Preferred Shares, after excluding shares held by the Company and





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its Affiliates, and the Company shall promptly thereafter be provided with the name and notice address of such designee.

              6.2    Other Tax Provisions.

              i. Within 75 days after the end of each calendar year, the Company shall send each Preferred Shareholder the tax information concerning the Company which is necessary for preparing United States income tax returns or information returns of the Preferred Shareholder or any of its Affiliates for such year.

              ii. Upon request of any Preferred Shareholder, the Company shall file an election under Section 754 of the United States Internal Revenue Code of 1986, as amended, to provide for an optional adjustment to the basis of the Company's assets; provided that the Preferred Shareholders will bear the reasonable expenses incurred by the Company in making any requested filing and in maintaining its tax records to account for the basis ajustments resulting from such election.

              iii. The Company shall indemnify each Preferred Shareholder against any Taxes imposed on such Preferred Shareholder by the Government by reason of such Preferred Shareholder's ownership or disposition of Preferred Shares or any dividends received with respect thereto, and any such indemnity payment shall be a Cost under this Agreement.

              iv. To the extent required by applicable United States federal income tax law, a holder of the Company's Common Shares who is designated by such holders as a class shall act as the "tax matters partner" (as defined in Section 6231 of the United States Internal Revenue Code of 1986, as amended) for the Company. The "tax matters partner" shall not enter into any agreement or settlement binding on and affecting the Preferred Shareholders without the prior written consent of the Preferred Shareholder (if only one) or the designee of the holders of the Preferred Shares pursuant to Section 6.1 (if there is more than one), such consent not to be unreasonably withheld.

              6.3 Voting Rights. Except as otherwise required by law or the Memorandum and Articles of Association of the Company or as otherwise provided herein, the Preferred Shareholders shall have no voting rights, except that the affirmative vote of the holders of a majority of the Preferred Shares, voting as a class, after excluding shares held by the Company and its Affiliates, shall be required before the Company may take any action to (i) amend, modify or terminate this Resolution; (ii) amend the Memorandum or Articles of Association of the Company in a manner which would contradict or nullify any portion of this Resolution or would otherwise affect the preferences, limitations, relative rights, qualifications, limitations or restrictions of the Preferred





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Shares; (iii) authorize or issue additional Preferred Shares or any shares of the Company ranking pari passu with or senior to the Preferred Shares; (iv) merge, consolidate, enter into any similar business combination, enter into an arrangement, or continuation or voluntarily dissolve the Company; or (v) transfer of all or any part of the Company's interest in the Contract Area, Petroleum Contract and Operating Agreement to an Affiliate. Each Preferred Share shall entitle the holder thereof to one vote on any such matter.

              6.4 Certain Restrictions. At any time when either (i) the declaration of Preferred Dividends has not been made in accordance with the provisions hereof or (ii) the payment of Preferred Dividends has not been made in accordance with the provisions hereof, ((i) or (ii) being "in arrears") thereafter and until all accrued dividends and distributions, whether or not declared, on Preferred Shares outstanding shall have been declared and paid in full (a "default period"):

              i. the Company shall not declare or pay dividends or make a distribution on any other shares of the Company, nor shall it or any of its subsidiaries, without the written consent of all the holders of the issued and outstanding Preferred Shares, redeem, purchase, retire or otherwise acquire for valuable consideration any other shares of the Company. This clause shall not have the effect of increasing the required vote for amending this or any other provision herein.

              ii. If the Preferred Dividends are in arrears for sixty (60) days or more, the Preferred Shareholders with dividends in arrears shall thereafter be entitled, voting as a class, (after excluding Shares held by the Company and its Affiliates) until the end of the default period, to exercise all authority which all of the members of the Company are otherwise entitled to have the exclusive authority to exercise under the terms of the Memorandum and Articles of Association of the Company, and to do so without the vote of or prior notice to any other member, excluding only authority to amend the Memorandum and the Articles of Association and the authority to merge, consolidate, arrange or voluntarily dissolve the Company. The voting rights of all other members shall be suspended during this period. Immediately after the end of the default period, the special voting rights provided in this
                     Section 6.4(ii) shall cease.

              6.5 Transfer by the Company. If the Company transfers all or part of its interest in the Contract Area, Petroleum Contract and Operating Agreement to a non-Affiliate (other than by mortgage, pledge, charge or other encumbrance for the purpose of security for finance), the consideration received for the transfer, net of transaction costs, shall be considered "Gross Proceeds" for purposes of this Resolution, and Costs and Gross Proceeds shall thereafter be computed only with respect to the Company's remaining interest, if any.

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
              6.6 Dissolution. In the event that the Company is to be wound up and dissolved, or liquidated, whether voluntarily, by order of a court, or otherwise (a "Dissolution Event"), each Preferred Shareholder shall, prior to the commencement of any such Dissolution Event, have the option to require the Company to redeem all of the Preferred Shares owned by such holder for the fair market value of such shares, as determined in accordance with this Section 6.6, plus accrued and unpaid Preferred Dividends and interest to the redemption date. Prior to any Dissolution Event, the Company shall promptly mail to each Preferred Shareholder of record a form of written demand to be used by such holder to exercise its right of redemption (a "Demand Form") and a notice which shall disclose the proposed dissolution, the right of such Preferred Shareholder to require the Company to redeem such Preferred Shares pursuant to this Section 6.6, the redemption date (which shall be after the date of determination of the fair market value of the Preferred Shares), by which the Preferred Shareholder must notify the Company if it elects to require the Company to make such redemption and that, if the election is made, dividends will cease to accumulate on the Preferred Shares after the redemption date. Within 10 days after the fair market value of the Preferred Shares has been determined, the Company shall (i) notify each Preferred Shareholder of such fair market value and (ii) deposit in trust with a bank in the United States having a combined capital and surplus in excess of U.S. $50,000,000, as trustee for the Preferred Shareholders, funds in U.S. dollars sufficient to redeem on the redemption date all Preferred Shares outstanding on the date of delivery of notice to the Preferred Shareholders. Each Preferred Shareholder which elects to require the Company to redeem all of the Preferred Shares that such holder owns shall deliver a completed Demand Form to the Company not later than the redemption date. Any such election which is timely delivered shall become irrevocable on the redemption date. After the redemption date, the Company shall be entitled to withdraw from the trust account an amount equal to the amount deposited in such account in respect of Preferred Shares which the holders did not elect to have redeemed. Also after the redemption date, each Preferred Shareholder which elected to have its shares redeemed under this
Section 6.6 shall surrender its Preferred Share certificates to the Company and shall thereupon be entitled to receive payment for the fair market value of its Preferred Shares, plus accrued and unpaid dividends, in U.S. dollars in immediately available funds.

              To determine fair market value, the Company shall retain an internationally-recognized independent public accounting firm approved by the holders of at least 50% of each class of shares outstanding (after excluding, in the case of the Preferred Shares, those shares held by the Company and its Affiliates) (the "Appraiser") who shall determine the value of the Preferred Shares and the other shares of the Company. If any class of shares fails to approve the Company's selection, an internationally-recognized independent public accounting firm shall be selected by the Houston office of the American Arbitration Association to serve as Appraiser. Fair market value, as determined by the Appraiser, shall exclude the value of accrued and unpaid Preferred Dividends and interest which will be separately paid to the Preferred Shareholders in accordance with this Section 6.6. The Company shall promptly provide the Appraiser with copies of all pertinent contracts, records, geological, well and production data and other information relevant to the determination. Any member of the Company may also submit evidence to the Appraiser which it considers will be helpful in the determination. All materials furnished by any member to the Appraiser shall at the same time be furnished to the Company and all other members. The Appraiser may consult and





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
engage disinterested third parties to advise it, including without limitation petroleum engineers. The determination of the appraiser shall be final and binding on the Company and all members of the Company without right of appeal. The costs of the Appraiser shall be borne by the Company.



                                   HUFFCO INTERNATIONAL, L.L.C.


                                   By: /s/  TERRY HUFFINGTON
                                       --------------------------------------
                                           Terry Huffington
                                           Manager


                                   HUFFCO TURKEY, INC.


                                   By: /s/  DAVID A. TRICE
                                       --------------------------------------
                                           David A. Trice
                                           President





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